EXHIBIT 10.2

ENERGY FOCUS, INC.
2020 Stock Incentive Plan
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of [INSERT DATE] (the “Grant Date”) between ENERGY FOCUS, INC. (the “Company”) and [INSERT NAME] (referred to herein as “Participant”). Terms used in this Agreement with initial capital letters without definition are defined in the Energy Focus, Inc. 2020 Stock Incentive Plan (the “Plan”) and have the same meaning in this Agreement.

1. Restricted Stock Unit Award. On the Grant Date, the Company hereby grants to Participant a Stock Unit Award of [INSERT NO. OF UNITS] Units or Shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant and subject to the terms of this Agreement and the Plan, a copy of which has been delivered or made available to Participant and is incorporated herein by reference. The Stock Award is hereinafter referred to as the “Restricted Stock Unit Award.” The number of Shares and the rights granted under this Agreement are subject to adjustment and modification as provided in the Plan. Accordingly, the total number of Shares referred to in this Section means, at any relevant time, the number of Shares stated above as such number shall then have been adjusted pursuant to the Plan.
2. Vesting. Subject to the terms of the Plan, the Restricted Stock Unit Award shall vest as described below. Provided that Participant continues to be an Employee of the Company or a Subsidiary, the Restricted Stock Unit Award shall vest according to the following schedule:
(a) [INSERT VESTING PROVISIONS SPECIFIC TO THE AWARD].
3. Termination of Employment. Except as otherwise set forth in the Plan or this Agreement:
(a) In General. If Participant’s Termination of Employment occurs before the vesting date for a reason other than Participant’s death or Disability: (i) the Restricted Stock Unit Award will automatically be canceled and forfeited on the date of Participant’s Termination of Employment and Participant shall not be entitled to any further rights in respect thereof and (ii) the Company’s obligation with respect to the Restricted Stock Unit Award shall terminate and be of no further force or effect.
(b) Death or Disability. If Participant’s Termination of Employment occurs due to Participant’s death or Disability before the vesting date, the Restricted Stock Unit Award shall become vested in full effective as of the date of such Termination of Employment, and in the case of a Restricted Stock Unit Award that vests upon the achievement of performance goals, the vested amount shall be based upon the applicable target award amount.
4. No Stockholder Rights. Notwithstanding anything set forth herein or in the Plan to the contrary, Participant (and Participant’s designated beneficiary) shall have no rights as a stockholder of the Company with respect to the Shares until the date the Restricted Stock Unit Award is issued and, therefore, among other things, shall not be entitled to receive any cash dividends paid on the Shares or to any voting rights in respect of the Shares until the Restricted Stock Unit Award is issued and then only to the extent the Restricted Stock Unit Award is earned.
5. Issuance of Shares. Participant (or Participant’s designated beneficiary in the event of Participant’s death) shall be issued Shares equal to the number of Shares stated in Section 1 hereof with appropriate vesting and/or restriction requirements. The Company may elect to have such Shares issued pursuant to an electronic transfer to Participant’s (or Participant’s designated beneficiary’s in the event of Participant’s death) brokerage account or pursuant to a stock certificate or certificates registered in Participant’s (or Participant’s designated beneficiary’s in the event of Participant’s death) name representing such Shares.
6. Transfer. The Restricted Stock Unit Award shall be transferable only at Participant’s death, by Participant’s will or pursuant to the laws of descent and distribution.
7. Governing Law/Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Unit Award and benefits granted

EXHIBIT 10.2
herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the State of Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Participant shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
8. Interpretation and Administration. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Company designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.
9. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit Award grant hereunder and participation in the Plan or future Stock Awards that may be granted under the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Stock Award grants and the execution of Stock Award grant agreements through electronic signature.
10. Notices. All notices requests, consents and other communications required or provided hereunder shall be in writing and, if to the Company, shall be delivered or mailed to its principal office, and, if to Participant, shall be delivered either personally or mailed to the address of Participant appearing on the books and records of the Company.
11. Prompt Acceptance of Agreement. The Restricted Stock Unit Award evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Participant by indicating Participant’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
12. Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.
13. Amendment. This Agreement may not be modified, supplemented or otherwise amended other than pursuant to a written agreement between Company and Participant.
14. No Third-Party Beneficiary. This Agreement is made for the benefit of the Company and any Subsidiary employing Participant during the term hereof.
15. Employment. This Agreement does not constitute a contract of employment or guarantee of employment of Participant for any length of time and nothing in the Plan or this Agreement confers upon Participant any right to continue in the employ of, or other relationship with, the Company or any Subsidiary, or limit or interfere in any way with the right of the Company or Subsidiary to terminate Participant’s employment any time with or without Cause.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17. Holding Period Requirement. If Participant is classified as an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, on the Grant Date, then,

EXHIBIT 10.2
as a condition to receipt of the Restricted Stock Unit Award, Participant hereby agrees to hold, until the sixth month anniversary of the receipt of Shares pursuant to Section 5, the Shares issued pursuant to Section 5 (less any portion thereof withheld in order to satisfy all applicable federal, state, local or foreign income, employment or other tax).
18. Right of Set-Off. By accepting this Restricted Stock Unit Award, Participant consents to a deduction from, and set-off against, any amounts owed to Participant by the Company or any Subsidiary from time to time (including, but not limited to, amounts owed to Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or Subsidiary under this Agreement.
19. Withholding Tax.
(a) Generally. Participant is liable and responsible for all taxes owed in connection with the Restricted Stock Unit Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Unit Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the vesting of the Restricted Stock Unit Award. The Company does not commit and is under no obligation to structure the Restricted Stock Unit Award or the vesting of the Restricted Stock Unit Award to reduce or eliminate Participant's tax liability.
(b) Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock Unit Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Participant’s acceptance of this Agreement constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Shares from those Shares issuable to Participant under this Restricted Stock Unit Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
20. No Representations Regarding Tax Consequences. Participant acknowledges and agrees that the Company has made no warranties or representations to Participant with respect to the tax consequences (including, but not limited to, income tax consequences) related to the Restricted Stock Unit Award granted under this Agreement, and Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. Participant acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Participant.
21. Headings. Section and subsection headings contained in this Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES
SIGNATURE PAGE

ENERGY FOCUS, INC.

By:

Name:

Title:

EXHIBIT 10.2
Attest:

Name:
Title:
Accepted by:

Participant